Exhibit No. 11  Statement re: Computation of Per Share Earnings

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                                                                  Year                Year
                                                                 Ended                Ended
                                                           December 31, 1998     December 31, 1997
                                                           ------------------    -----------------
Net income............................................       $ 4,038,000           $ 4,874,000
Weighted average common shares outstanding............         2,894,651             3,656,924
Basic Earnings per share..............................       $      1.39           $      1.33
Weighted average common shares outstanding............         2,894,651             3,656,924
Effect of dilution securities stock options...........           300,844               251,667
Total weighted average common shares outstanding for
  diluted earnings per share computation..............         3,195,495             3,908,591
Diluted earnings per share............................       $      1.26           $      1.25

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